UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report: Ocotber 23, 2003
Date of Earliest Event Reported: Not Applicable

COUNTRYWIDE FINANCIAL CORPORATION
(Exact name of registrant as specified in its chapter)

Delaware (State or other jurisdiction of incorporation)	1-8422 (Commission file number)	13-2641992 (IRS Employer Identification No.)

4500 PARK GRANADA, CALABASAS CA (Address of principal executive offices)	91302 (Zip Code)

Registrant's telephone number, including area code: (818) 225-3000

ITEM 12.      RESULTS OF OPERATION AND FINANCIAL CONDITION

     On October 23, 2003, Countrywide Financial Corporation issued a press release announcing information regarding its operations and financial condition for the quarter ended September 30, 2003.

      A copy of the press release is attached as an Exhibit. (Exhibit 99.13)

                                    SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on behalf of the undersigned hereunto duly authorized.

Dated: October 23, 2003	COUNTRYWIDE FINANCIAL CORPORATION

By: /S/ STANFORD L. KURLAND Stanford L. Kurland Executive Managing Director and Chief Operating Officer

EXHIBIT INDEX

Exhibit No.	Description

99.13	Press Release issued by Countrywide Financial Corporation pertaining to its results of operations and financial condition for the quarter ended September 30, 2003.

Exhibit 99.13

NEWS	COUNTRYWIDE FINANCIAL

For Immediate Release	CONTACT:	David Bigelow Lisa Riordan (818) 225-3550

COUNTRYWIDE REPORTS RECORD THIRD QUARTER RESULTS
– Diluted EPS Advances 181 Percent From Last Quarter To $7.70 –
– 2003 Earnings Guidance Revised Upward To $16 - $18 Per Diluted Share –
– 2004 Outlook Provided, With Earnings Per Diluted Share Expected To Be $12 - $16 –
– Board Increases Cash Dividend To $0.20 Per Share And Announces 4-For-3 Stock Split –

CALABASAS, CA (October 23, 2003) – Countrywide Financial Corporation (NYSE: CFC), a diversified financial services provider, announced results for the third quarter and nine months ended September 30, 2003. Third quarter highlights include the following:

  Consolidated net earnings for the third quarter reached $1.1 billion, a gain of 187 percent over the prior record set lastquarter and 381 percent more than the third quarter last year.
  Earnings per diluted share for the third quarter reached a new record of $7.70, an increase of 181 percent over the prior record established last quarter, a gain of 343 percent over the third quarter of 2002, and 19 percent higher than EPS for the 2002 full calendar year.
  Quarterly earnings from Diversified Businesses grew 146 percent over last year, reaching $258 million. The primary catalysts for this growth were the pre-tax earnings performance of the Banking and Capital Markets segments, which increased 293 percent and 145 percent, respectively, from the third quarter of 2002.
  Return on average equity was 63 percent for the third quarter, up from 19 percent for the third quarter of 2002.
  Total fundings were $126 billion for the third quarter, increasing 98 percent over last year. o The servicing portfolio rose to $606 billion, up over $200 billion compared to last year.

Highlights for the first nine months of 2003 include:

  Consolidated net earnings were $1.8 billion, more than three times the $587 million earned for the nine months of 2002 and far surpassing last year’s full-year results of $842 million.

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  Year-to-date diluted EPS reached a record $13.05, which represents an increase of 187 percent over the first nine months of 2002 and is more than double the $6.49 earned for the entire 2002 calendar year.
  Earnings from Diversified Businesses totaled $648 million year-to-date, surpassing the $373 million earned for all of 2002 by 73 percent.

“The three months ended September 30, 2003 mark our tenth consecutive quarter of record earnings,” said Angelo R. Mozilo, Chairman, Chief Executive Officer and President. “This was by far the most successful quarter in the Company’s history, as earnings for the three-month period exceeded 2002‘s full year results. The strength of our business model and our operational execution during a rapidly changing interest rate environment were clearly demonstrated, as were the skill and dedication of Countrywide’s outstanding employees.

“The quarter was highlighted by unprecedented performance in our Mortgage Banking segment,” Mozilo added. “Mortgage Banking earnings rose to record levels, bolstered by strong improvement in our Servicing sector which benefited from net impairment recovery of MSRs and other retained interests of $231 million before tax. Our Production sector achieved record pre-tax profitability of $1.4 billion and record margins of 125 basis points.

“Earnings from Diversified Businesses reached $258 million, marking the eleventh consecutive quarter of record earnings from these businesses,” Mozilo continued. “Earnings from Diversified Businesses advanced 18 percent from the previous quarter and drove year-to-date pre-tax Diversification earnings to $648 million -- more than the pre-tax earnings for the entire company three years ago. Capital Markets and Banking operations both achieved strong growth over the prior quarter and set new segment pre-tax earnings records. Insurance segment profitability declined modestly from last quarter.

“To summarize, the third quarter benefited from record mortgage banking and diversification earnings, as well as net impairment recovery that equated to $1 per diluted share,” Mozilo concluded. “While this quarterly level of profitability is unlikely to recur in the near future, the outlook for the Company is strong,

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as indicated by the earnings guidance we are providing. Management believes the Company will report earnings within a range of $16 to $18 per diluted share for calendar 2003, contemplating a range of 10-year Treasury rates of 4.0 to 4.5 percent for the remainder of the year.”

Management also believes earnings per diluted share for 2004 will range from $12 to $16. Key assumptions in the 2004 forecast are as follows:

  Ten-year Treasury rates of 4 to 6 percent.
  Origination market of $1.4 to $2.4 trillion.
  Countrywide origination market share of 13 to 15 percent, implying Company origination volume of $182 to $360 billion.
  Pre-tax production margin of 35 to 70 basis points.
  Average Countrywide owned servicing portfolio size of $700 to $740 billion, with gross servicing margins of 11 to 16 basis points (or 4 to 27 basis points in pre-tax servicing margins after MSR net impairment or recovery).
  Pre-tax earnings from Mortgage Banking ranging from $2.2 billion to $3.0 billion.
  Pre-tax earnings from Diversified Businesses ranging from $800 million to $1 billion.
  Average diluted shares outstanding of 155 million, which includes 7.8 million shares related to convertible debt.

The earnings estimates and assumptions provided in this press release should be considered forward-looking statements and readers are directed to the information contained in the disclaimer provided herein.

Countrywide’s Board of Directors declared an increased cash dividend of $0.20 per common share for the third quarter, payable December 1, 2003 to stockholders of record on November 12, 2003.

In addition, the Board declared a 4-for-3 stock split to be effected as a stock dividend payable on December 17, 2003 to stockholders of record on December 2, 2003. Cash paid in lieu of fractional shares will be based on the closing stock price on the record date, as adjusted for the stock dividend. Stock certificates representing the additional shares and cash in lieu of fractional shares will be distributed by the Company’s transfer agent, Bank of New York. Stockholders should be advised that the ex-date for the stock dividend

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will be December 18, 2003 and if stockholders trade the stock prior to the payable date, they lose entitlement to the stock dividend distribution. Stockholders should contact their brokers for more information. All financial information included in this press release does not reflect the 4-for-3 stock split.

MORTGAGE BANKING

Countrywide’s Mortgage Banking segment, which includes Production, Servicing, and Loan Closing Services, contributed 85 percent of consolidated pre-tax earnings for the third quarter. The Production sector is comprised of four distribution channels: consumer-direct lending through Countrywide Home Loans’ 450-branch retail system, telemarketing operations and the Internet; wholesale lending through a network of over 29,000 mortgage brokers; correspondent lending which buys loans from other financial institutions such as banks, savings and loans, credit unions and insurance companies; and Full Spectrum Lending, Inc., a consumer-direct subprime lender with 88 branches.

Production

Production sector margins reached a record 125 basis points in the third quarter. This compares to 100 basis points in the second quarter of 2003 and 110 basis points for the third quarter of 2002. As a result, the Production sector generated a record $1.4 billion in pre-tax earnings for the third quarter, advancing 109 percent over the third quarter of last year. Pre-tax earnings for the first nine months of 2003 reached $3.5 billion, far exceeding the $2.4 billion earned in all of 2002.

Servicing

The Servicing sector reflects the performance of the MSRs associated with Countrywide’s owned servicing portfolio and other retained interests. Since the MSRs perform optimally in higher interest rate environments, earnings from these assets act as a natural counter-balance against Production earnings, which typically perform best in lower rate environments. In declining rate environments, Production operations provide substantial incremental earnings to offset the effect of faster amortization and impairment of MSRs. Countrywide also manages a financial hedge within the Servicing sector to further mitigate this impairment.

During the third quarter, impairment recovery of MSRs and other retained interests totaled $231 million, net of the servicing hedge. Including normal amortization of the MSRs of $666 million, the Servicing sector earned $74 million during the third quarter on a pre-tax basis. This compares to a pre-tax loss in the

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servicing sector of $435 million for the third quarter of 2002, or a net servicing earnings gain of $509 million year over year. For the first nine months of 2003, impairment of MSRs and other retained interests totaled $1.9 billion, amortization was $1.6 billion, and the servicing hedge gain was $640 million, which contributed to a pre-tax loss for the Servicing sector of $1.3 billion. The weighted average coupon on the Company’s portfolio of loans serviced for others now stands at 6.1 percent, which compares to 7.1 percent one year ago.

Loan Closing Services

Loan Closing Services are comprised of Countrywide’s LandSafe companies, which provide credit reports, appraisals and flood determinations. LandSafe companies pre-tax earnings were $27 million in the third quarter, 60 percent higher than the $17 million earned during the third quarter last year. This performance was driven by a 32 percent increase in total units sold. For the nine months of 2003, pre-tax earnings from this sector totaled $82 million, a gain of 81 percent over the nine months ended September 30, 2002.

DIVERSIFIED BUSINESSES

Diversified Businesses include the operations of Capital Markets, Banking, Insurance and Global, and accounted for 15 percent of consolidated pre-tax earnings for the third quarter of 2003. The percentage contribution was impacted in the third quarter by the significant growth enjoyed by the Mortgage Banking business. Diversified earnings in aggregate grew 146 percent in the third quarter on a year-over-year basis.

Capital Markets

The Capital Markets segment includes a securities broker-dealer, a broker of mortgage servicing rights, and a distressed-asset manager. Earnings performance within this segment is primarily driven by the broker-dealer, Countrywide Securities Corporation (CSC), whose earnings represented 86 percent of Capital Markets’ total pre-tax earnings for the third quarter of 2003. Fueling the broker-dealer’s performance was the growth of its underwriting business and its securities trading volume. Securities trading volume reached $822 billion for the third quarter, advancing 51 percent over the same period last year. Pre-tax earnings for the total Capital Markets segment in the third quarter were a record $135 million, 145 percent greater than the $55 million earned in last year’s comparable quarter. Additionally, for the first nine months of 2003, Capital Markets pre-tax earnings hit $346 million, which exceeds the $200 million earned in all of 2002 by 73 percent. This record performance was fueled by a very robust mortgage securities market.

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Banking

The Banking segment includes the activities of Countrywide Bank, a division of Treasury Bank, N.A., and Countrywide Warehouse Lending, a provider of financing to smaller mortgage bankers. The Bank is able to leverage Countrywide’s resources such as the servicing-related escrow balances, superior production capabilities, risk management and other intellectual capabilities at Countrywide Home Loans, Inc. Countrywide Bank has in-sourced certain bank-related services and is expected to provide portfolio lending capabilities and diversify funding sources. At September 30, 2003, total assets at Countrywide Bank reached $16.3 billion, as compared to $4.5 billion at September 30, 2002, and were comprised of approximately 26 percent of cash and securities rated AA or better, 69 percent mortgage and home equity loans, and 5 percent other assets. The Bank contributed 78 percent of the Banking segment’s total pre-tax earnings for the third quarter of 2003. Countrywide Warehouse Lending had average loans outstanding of $5.2 billion during the quarter, an increase of 247 percent from the third quarter of 2002. Overall, quarterly pre-tax earnings for the Banking segment were a record $85 million, increasing 293 percent from last year. Pre-tax earnings for the nine months of 2003 reached $195 million, compared to $84 million earned for all of calendar 2002.

Insurance

Countrywide’s Insurance segment includes Balboa Life and Casualty Group, whose companies are national providers of property, life and liability insurance; Balboa Reinsurance Company, a captive mortgage reinsurance company; and Countrywide Insurance Services, Inc. (CIS), a national insurance agency offering home-related insurance products. For the third quarter, net premiums earned were $160 million at Balboa Life & Casualty and $32 million at Balboa Reinsurance. This compares to $126 million and $21 million, respectively, for the third quarter of 2002. Pre-tax earnings for the Insurance segment were $31 million for the third quarter and $92 million year-to-date. Year-over-year, pre-tax earnings increased 23 percent and 26 percent, respectively, for the third quarter and nine months of 2003.

Global

The principal component of the Global segment is Global Home Loans, the Company’s UK joint venture, organized to process originations and service loans on behalf of third parties. Today, Global Home Loans services over one million loans with outstanding balances of approximately $96 billion. Other companies

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included in Global operations engage in technology services and property valuation. Pre-tax earnings for the third quarter were $8 million, and for the nine months were $14 million. This compares to $1 million for the third quarter of last year, and a loss of almost $1 million for the nine months of 2002.

Conference Call

The Company will host a live, telephonic management discussion of the quarter’s results today at 11:00AM EDT. The dial-in number for the conference call is (888) 428-4471 (U.S.) or (651) 291-0900 (International). The management discussion will be available for replay through midnight EST on Thursday, November 6, 2003. The replay dial-in numbers and access code are (800) 475-6701 (U.S.) / (320) 365-3844 (International) and 700628, respectively. An accompanying slide presentation is available on Countrywide’s website (www.countrywide.com), and can be accessed by clicking on “Investor Relations” on the website main page and clicking on the text link to download the slide presentation for the Third Quarter, 2003 Teleconference. Management strongly recommends that participants have access to this presentation while listening to the management discussion.

For more information about the Company, visit Countrywide’s website at www.countrywide.com.

Founded in 1969, Countrywide Financial Corporation is a member of the S&P 500, Forbes 500 and Fortune 500. Through its family of companies, Countrywide provides mortgage banking and diversified financial services in domestic and international markets. Mortgage banking businesses include loan production and servicing principally through Countrywide Home Loans, Inc., which originates, purchases, securitizes, sells, and services primarily prime-quality loans. Also included in Countrywide’s mortgage banking segment is the LandSafe group of companies which provide loan closing services. Diversified financial services encompass capital markets, banking, insurance, and global, largely through the activities of Countrywide Capital Markets, a mortgage-related investment banker; Countrywide Bank, a division of Treasury Bank, N.A., a bank offering customers CDs, money market accounts, and home loan products; Balboa Life and Casualty Group, whose companies are national providers of property, liability, and life insurance; Balboa Reinsurance, a captive mortgage reinsurance company; Countrywide Insurance Services, Inc., a national insurance agency offering home-related insurance products; and Global Home Loans, a UK mortgage banking joint venture in which Countrywide holds a majority interest.

This Press Release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, regarding management’s beliefs, estimates, projections, and assumptions with respect to, among other things, the Company’s future operations, business plans and strategies, as well as industry and market conditions, all of which are subject to change. Actual results and operations for any future period may vary materially from those projected herein and from past results discussed herein. Factors which could cause actual results to differ materially from historical results or those anticipated include, but are not limited to: competitive and general economic conditions in each of our business segments; general economic conditions in the United States and abroad; loss of investment grade rating that may result in an increase in the cost of debt or loss of access to corporate debt markets; reduction in government support of homeownership; the level and volatility of interest rates; the legal, regulatory and legislative environments in the markets in which the Company operates; and other risks detailed in documents filed by the Company with the Securities and Exchange Commission from time to time. Words like “believe,” “expect,” “anticipate,” “promise,” “plan,” and other expressions or words of similar meanings, as well as future or conditional verbs such as “will,” “would,” “should,” “could,” or “may” are generally intended to identify forward-looking statements. The Company undertakes no obligation to publicly update or revise any forward-looking statements.

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COUNTRYWIDE FINANCIAL CORPORATION

CONSOLIDATED STATEMENTS OF EARNINGS (unaudited)

                                                                            Three Months Ended                            Nine Months Ended
                                                                               September 30,                                September 30,
(Amounts in thousands, except per-share data)                              2003             2002        % Change        2003             2002        % Change
---------------------------------------------------------------------- ------------- -- ------------- ------------- ------------- -- ------------- --------------
Revenues
Gain on sale of loans and securities                                     $1,991,513       $1,048,520           90%    $5,260,874       $2,324,686           126%

Interest income                                                             968,065          566,603           71%     2,415,354        1,608,959            50%
Interest expense                                                          (547,236)        (385,009)           42%   (1,470,492)      (1,044,615)            41%
                                                                                                      -------------                                --------------
---------------------------------------------------------------------- ------------- -- -------------               ------------- -- -------------
     Net interest income                                                    420,829          181,594          132%       944,862          564,344            67%
---------------------------------------------------------------------- ------------- -- ------------- ------------- ------------- -- ------------- --------------

Loan servicing fees and other income from retained interests                764,245          518,496           47%     2,060,414        1,448,814            42%
Amortization of mortgage servicing rights                                 (666,384)        (297,132)          124%   (1,586,158)        (799,122)            98%
Recovery (Impairment) of retained interests                                 345,477      (2,109,650)           N/M   (1,868,783)      (2,820,549)          (34%)
Servicing hedge (losses) gains                                            (114,854)        1,625,097           N/M       639,588        1,757,071          (64%)
---------------------------------------------------------------------- ------------- -- ------------- ------------- ------------- -- ------------- --------------
     Net loan servicing fees and other income from retained interests       328,484        (263,189)           N/M     (754,939)        (413,786)          (82%)
---------------------------------------------------------------------- ------------- -- ------------- ------------- ------------- -- ------------- --------------

Net insurance premiums earned                                               192,135          147,334           30%       531,454          397,382            34%
Commissions and other revenue                                               119,138           96,450           24%       361,873          250,157            45%
                                                                                                      -------------                                --------------
---------------------------------------------------------------------- ------------- -- -------------               ------------- -- -------------
          Total revenues                                                  3,052,099        1,210,709          152%     6,344,124        3,122,783           103%
---------------------------------------------------------------------- ------------- -- ------------- ------------- ------------- -- ------------- --------------

Expenses
Compensation expenses                                                       820,929          524,993           56%     2,223,919        1,327,142            68%
Occupancy and other office expenses                                         158,404          114,397           38%       428,739          304,915            41%
Insurance claim expenses                                                    103,165           75,236           37%       277,114          186,415            49%
Marketing expenses                                                           26,744           24,222           10%        73,535           66,240            11%
Other operating expenses                                                    168,965          107,653           57%       421,035          302,495            39%
                                                                                                      -------------                                --------------
---------------------------------------------------------------------- ------------- -- -------------               ------------- -- -------------
          Total expenses                                                  1,278,207          846,501           51%     3,424,342        2,187,207            57%
---------------------------------------------------------------------- ------------- -- ------------- ------------- ------------- -- ------------- --------------

Earnings before income taxes                                              1,773,892          364,208          387%     2,919,782          935,576           212%
Provision for income taxes                                                  673,825          135,721          396%     1,110,563          348,674           219%
---------------------------------------------------------------------- ------------- -- ------------- ------------- ------------- -- ------------- --------------

NET EARNINGS                                                             $1,100,067         $228,487          381%    $1,809,219        $ 586,902           208%
                                                                       ============= == ============= ============= ============= == ============= ==============

Earnings per Share
Basic                                                                         $8.09            $1.82          345%        $13.71            $4.73           190%
Diluted                                                                       $7.70            $1.74          343%        $13.05            $4.55           187%

Weighted Average Shares Outstanding
Basic                                                                       135,993          125,596            8%       131,977          124,180             6%
Diluted                                                                     142,788          130,995            9%       138,591          129,105             7%

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COUNTRYWIDE FINANCIAL CORPORATION

CONSOLIDATED BALANCE SHEETS (unaudited)

                                                                                    September 30,             December 31,
(Dollar amounts in thousands, except share data)                                         2003                     2002
-------------------------------------------------------------------------------- --------------------- -- ---------------------

Assets
                                                                                         $ 693,767                 $697,457
Cash

Mortgage loans and mortgage-backed securities held for sale                             29,400,293               15,025,617

Trading securities owned, at market value                                                3,886,099                5,983,841

Trading securities pledged as collateral, at market value                                4,525,334                2,708,879

Securities purchased under agreements to resell                                          7,743,620                5,997,368

Loans held for investment, net                                                          18,780,791                6,070,426

Investments in other financial instruments                                              13,368,165               10,901,915

Mortgage servicing rights, net                                                           6,004,276                5,384,933

Property, equipment and leasehold improvements, net                                        717,370                  576,688

Other assets                                                                             7,307,425                4,683,659
                                                                                 --------------------- -- ---------------------

                                                                                       $92,427,140              $58,030,783
              Total assets
                                                                                 ===================== == =====================

Liabilities and Shareholders' Equity
                                                                                  $     34,130,493              $19,293,788
Notes payable

Securities sold under agreements to repurchase                                          31,775,038               22,634,839
Company-obligated mandatorily redeemable capital trust pass-
    through securities of subsidiary trusts holding solely Company
    guaranteed related subordinated debt                                                 1,000,000                  500,000
                                                                                 --------------------- -- ---------------------
Bank deposit liabilities
                                                                                         9,160,567                3,114,271

Accounts payable and accrued liabilities                                                 6,321,423                5,342,442

Income taxes payable                                                                     2,527,126                1,984,310

             Total liabilities                                                          84,914,647               52,869,650

Commitments and contingencies                                                              -                        -

Shareholders' equity
   Preferred stock - authorized, 1,500,000 shares of $0.05 par value;
     none issued and outstanding                                                           -                        -
   Common stock - authorized, 240,000,000 shares of $0.05 par value;
        issued and outstanding, 136,960,797 and 126,563,333
        shares at September 30, 2003 and  December 31, 2002, respectively                   6,848                    6,330

   Additional paid-in capital                                                           2,225,464                1,657,144

   Accumulated other comprehensive income                                                 212,166                  186,799

   Retained earnings                                                                    5,068,015                3,310,860
                                                                                 --------------------- -- ---------------------

              Total shareholders' equity                                                7,512,493                5,161,133
                                                                                 --------------------- -- ---------------------
              Total liabilities and shareholders' equity                          $     92,427,140           $  58,030,783
                                                                                 ===================== == =====================

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COUNTRYWIDE FINANCIAL CORPORATION

INVESTMENT IN FINANCIAL INSTRUMENTS, LOANS HELD FOR INVESTMENT AND OTHER ASSETS (unaudited) (Dollar amounts in thousands)

                                                                            September 30,      December 31,
                                                                                 2003              2002            % Change
----- --------------------------------------------------------------------- --------------- -- -------------- -- -------------

Investments in other financial instruments:

Home equity AAA asset-backed securities                                         $5,410,721        $3,470,858              56%

Securitized excess servicing fees                                                  422,608           -                   100%

  Servicing Hedge instruments:
    Derivative instruments                                                         929,297         1,592,550            (42%)

    Principal-only securities                                                      228,690           779,125            (71%)
                                                                            --------------- -- -------------- -- -------------
          Total servicing hedge instruments                                      1,157,987         2,371,675            (51%)

  Other interests retained in securitization:
    Subprime residual securities                                                   416,729            71,251             485%
    Prime home equity residual securities                                          387,961           437,060            (11%)
    Subprime AAA interest-only securities                                          363,363           522,985            (31%)
    Prime home equity line of credit transferor's interest                         240,543           233,658               3%
    Nonconforming interest-only and principal-only securities                      162,074           150,967               7%
    Prime home equity interest-only security                                        47,625           109,438            (56%)
    Other                                                                          133,878            78,241              71%
                                                                            --------------- -- -------------- -- -------------
          Total other interests retained in securitization                       1,752,173         1,603,600               9%

  Insurance and banking segments' investments portfolios:
    Mortgage-backed securities                                                   4,421,489         3,204,737              38%
    U.S. Treasury securities and obligations of U.S. Government
corporations and agencies                                                          203,008           247,470            (18%)
    Corporate securities                                                                12             3,171           (100%)
    Other                                                                              167               404            (59%)
                                                                            --------------- -- -------------- -- -------------
          Total insurance and banking segment investments                        4,624,676         3,455,782              34%
                                                                            --------------- -- -------------- -- -------------

                 Total investments in financial instruments                    $13,368,165       $10,901,915              23%
                                                                            =============== == ============== == =============

Loans Held for Investment:
    Mortgage loans                                                             $15,223,916        $2,245,419             578%
    Warehouse lending advances secured by mortgage loans                         2,592,535         2,159,289              20%
    Defaulted FHA-insured and VA-guaranteed loans repurchased from
securities                                                                       1,016,832         1,707,767            (40%)
                                                                            --------------- -- -------------- -- -------------
                                                                                18,833,283         6,112,475             208%
      Allowance for loan losses                                                   (52,492)          (42,049)              25%
                                                                            --------------- -- -------------- -- -------------
                 Total loans held for investment                               $18,780,791        $6,070,426             209%
                                                                            =============== == ============== == =============

Other assets:
  Securities broker-dealer receivables                                          $2,577,171          $544,296             373%
  Derivative margin accounts                                                     1,145,011           919,749              24%
  Reimbursable servicing advances                                                  824,966           647,284              27%
  Receivables from sale of securities                                              703,170         1,452,513            (52%)
  Investment in Federal Reserve Bank and Federal Home Loan Bank stock              296,360            67,820             337%
  Interest receivable                                                              226,600           141,148              61%
  Capitalized software, net                                                        205,445           188,435               9%
  Federal funds sold                                                               203,000              -                 N/M
  Prepaid expenses                                                                 199,114           168,678              18%
  Other assets                                                                     926,588           553,736              67%
                                                                            --------------- -- -------------- -- -------------

                 Total other assets                                             $7,307,425        $4,683,659              56%
                                                                            =============== == ============== == =============

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Countrywide Financial Corporation

                                                                                              Three Months Ended                                    Nine Months Ended
                                                                                                 September 30,                                        September 30,
                                                                                          2003                   2002               % Change       2003          2002           % Change
    ----- ---------------------------------------------------------------------- ----------------------- ---------------------- -- ----------- ------------- -------------- -- -----------

    Volume of loans produced                                                                   $125,931                $63,635            98%      $358,544       $149,798           139%

    Number of loans produced                                                                    804,359                458,697            75%     2,321,252      1,131,266           105%

    Loan closing services:  credit reports, flood determinations, appraisals, automated property valuation services, title reports, default title orders,
         other title and escrow services and home inspections                                 3,725,851              2,822,328            32%    11,294,548      6,783,369            67%

    Capital markets securities trading volume (1)                                              $822,418               $545,218            51%    $2,274,309     $1,384,148            64%

    Insurance
    Net Premiums Earned
          Carrier                                                                                  $160                   $126            27%          $439           $339            29%
          Reinsurance                                                                               $32                    $21            52%           $92            $58            59%

                                                                                   September 30, 2003     September 30, 2002        % Change
    ----- ---------------------------------------------------------------------- ----------------------- ---------------------- -- -----------
    Pipeline of loans-in-process                                                                $47,182                $51,259           (8%)
    Loan servicing portfolio (2)                                                               $606,095               $406,011            49%
    Number of loans serviced (2)                                                              4,834,943              3,706,320            30%

    Assets held by Treasury Bank (in billions)                                                    $16.3                   $4.5           262%

     (1)  Includes trades with mortgage banking division.
     (2)  Includes warehoused loans and loans serviced under subservicing agreements.

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Countrywide Financial Corporation

QUARTERLY SEGMENT ANALYSIS (unaudited)

                                                                                            Three Months Ended September 30, 2003
                                 ------------------------------------------------------------------------------------------------------------------------------------------------------------
                                                  Mortgage Banking                                                     Diversified Businesses
                                 ---------------------------------------------------    -------------------------------------------------------------------------------------
(Dollar amounts in thousands)     Production    Servicing   Closing       Total         Insurance     Capital        Global       Banking         Other            Total         Grand Total
                                                            Services                                  Markets
                                 ------------- ------------ ---------- -------------    ----------    ---------     ---------    ----------    -------------    -------------    ------------

Gain on sale of loans and
securities                         $1,920,047    $  14,271   $      -    $1,934,318        $    -     $ 48,950         $   -        $    -         $  8,245         $ 57,195      $1,991,513

Net interest income                   285,725    (116,484)       (58)       169,183         7,353      145,331           219        98,862            (119)          251,646         420,829

Net loan servicing fees(1)                  -      307,899          -       307,899             -          237        22,089             -          (1,741)           20,585         328,484

Net insurance premiums earned               -            -          -             -       192,135            -             -             -                -          192,135         192,135

Commissions, fees & other (2)          13,206       17,534     57,620        88,360        16,816        2,688        25,498        21,859         (36,083)           30,778         119,138
                                 ------------- ------------ ---------- -------------    ----------    ---------     ---------    ----------    -------------    -------------    ------------
   Total revenues                   2,218,978      223,220     57,562     2,499,760       216,304      197,206        47,806       120,721         (29,698)          552,339       3,052,099

Expenses                              804,128      149,570     30,545       984,243       185,704       62,142        39,683        36,205         (29,770)          293,964       1,278,207
                                 ------------- ------------ ---------- -------------    ----------    ---------     ---------    ----------    -------------    -------------    ------------
   Earnings before income
taxes                              $1,414,850    $  73,650    $27,017    $1,515,517       $30,600     $135,064        $8,123       $84,516           $   72        $ 258,375      $1,773,892
                                 ============= ============ ========== =============    ==========    =========     =========    ==========    =============    =============    ============

                                                                                            Three Months Ended September 30, 2002
                                 ------------------------------------------------------------------------------------------------------------------------------------------------------------
                                                  Mortgage Banking                                                     Diversified Businesses
                                 ---------------------------------------------------    -------------------------------------------------------------------------------------
(Dollar amounts in thousands)     Production    Servicing   Closing       Total         Insurance     Capital        Global       Banking         Other            Total         Grand Total
                                                            Services                                  Markets
                                 ------------- ------------ ---------- -------------    ----------    ---------     ---------    ----------    -------------    -------------    ------------

Gain on sale of loans and
securities                         $1,029,641    $  15,629     $    -    $1,045,270        $    -     $(2,104)         $ 339         $   -         $  5,015       $    3,250      $1,048,520

Net interest income                   111,232     (61,052)      (154)        50,026         4,868       98,957            65        25,855            1,823          131,568         181,594

Net loan servicing fees(1)                  -    (274,996)          -     (274,996)             -          288        11,763             -            (244)           11,807       (263,189)

Net insurance premiums earned               -            -          -             -       147,334            -             -             -                -          147,334         147,334

Commissions, fees & other (2)           2,789       16,610     40,288        59,687        23,212        3,321        14,898        10,090         (14,758)           36,763          96,450
                                 ------------- ------------ ---------- -------------    ----------    ---------     ---------    ----------    -------------    -------------    ------------
   Total revenues                   1,143,662    (303,809)     40,134       879,987       175,414      100,462        27,065        35,945          (8,164)          330,722       1,210,709

Expenses                              466,367      131,130     23,286       620,783       150,451       45,414        26,073        14,439         (10,659)          225,718         846,501
                                 ------------- ------------ ---------- -------------    ----------    ---------     ---------    ----------    -------------    -------------    ------------
   Earnings before income
taxes                               $ 677,295   $(434,939)    $16,848    $  259,204      $ 24,963      $55,048         $ 992      $ 21,506         $  2,495        $ 105,004       $ 364,208
                                 ============= ============ ========== =============    ==========    =========     =========    ==========    =============    =============    ============

(1) Consists primarily of fees earned for servicing mortgage loans, related ancillary fees and income on other retained interests, net of amortization and impairment/recovery of MSRs and net servicing hedge.
(2) Consists primarily of revenues from ancillary products and services, including title, escrow, appraisal, credit reporting and home inspection services, and insurance agency commissions.

(more)

Countrywide Financial Corporation

QUARTERLY SEGMENT ANALYSIS (unaudited)

                                                                                            Nine Months Ended September 30, 2003
                                --------------------------------------------------------------------------------------------------------------------------------------------------------------
                                                  Mortgage Banking                                                      Diversified Businesses
                                -----------------------------------------------------    -------------------------------------------------------------------------------------
(Dollar amounts in thousands)    Production      Servicing    Closing       Total        Insurance       Capital          Global         Banking        Other         Total       Grand Total
                                                               Services                                  Markets
                                -------------- -------------- ----------- -----------    ----------    -------------    -----------    ------------   -----------    ---------    ------------

Gain on sale of loans and
securities                        $ 4,947,637     $  141,630      $    -  $5,089,267       $     -        $ 148,109         $    -          $    -      $ 23,498     $171,607      $5,260,874

Net interest income                   625,588      (298,092)       (576)     326,920        24,095          371,000            412         222,792         (357)      617,942         944,862

Net loan servicing fees(1)                  -      (817,404)           -   (817,404)             -              343         66,113             292       (4,283)       62,465       (754,939)

Net insurance premiums earned               -              -           -           -       531,454                -              -               -             -      531,454         531,454

Commissions, fees & other (2)          44,299         52,791     172,164     269,254        49,384            8,954         75,354          65,043     (106,116)       92,619         361,873
                                -------------- -------------- ----------- -----------    ----------    -------------    -----------    ------------   -----------    ---------    ------------
   Total revenues                   5,617,524      (921,075)     171,588   4,868,037       604,933          528,406        141,879         288,127      (87,258)     1,476,087      6,344,124

Expenses                            2,110,581        395,554      89,716   2,595,851       512,560          182,179        128,185          93,000      (87,433)      828,491       3,424,342
                                -------------- -------------- ----------- -----------    ----------    -------------    -----------    ------------   -----------    ---------    ------------
   Earnings before income
taxes                             $ 3,506,943   $(1,316,629)    $ 81,872  $2,272,186      $ 92,373        $ 346,227       $ 13,694       $ 195,127        $  175     $647,596      $2,919,782
                                ============== ============== =========== ===========    ==========    =============    ===========    ============   ===========    =========    ============

                                                                                            Nine Months Ended September 30, 2002
                                --------------------------------------------------------------------------------------------------------------------------------------------------------------
                                                  Mortgage Banking                                                      Diversified Businesses
                                -----------------------------------------------------    -------------------------------------------------------------------------------------
(Dollar amounts in thousands)    Production      Servicing    Closing       Total        Insurance       Capital          Global         Banking        Other         Total       Grand Total
                                                               Services                                  Markets
                                -------------- -------------- ----------- -----------    ----------    -------------    -----------    ------------   -----------    ---------    ------------

Gain on sale of loans and
securities                        $ 2,243,867     $   64,696      $    -  $2,308,563        $    -         $  2,340        $   990          $    -      $ 12,793      $16,123      $2,324,686

Net interest income                   402,278      (174,042)       (399)     227,837        21,899          251,917            212          57,527         4,952      336,507         564,344

Net loan servicing fees(1)                  -      (445,231)           -   (445,231)             -              919         31,286               -         (760)       31,445       (413,786)

Net insurance premiums earned               -              -           -           -       397,382                -              -               -             -      397,382         397,382

Commissions, fees & other (2)           6,864         48,223     109,359     164,446        51,288            8,476         38,478          19,731      (32,262)       85,711         250,157
                                -------------- -------------- ----------- -----------    ----------    -------------    -----------    ------------   -----------    ---------    ------------
   Total revenues                   2,653,009      (506,354)     108,960   2,255,615       470,569          263,652         70,966          77,258      (15,277)      867,168       3,122,783

Expenses                            1,160,442        353,221      63,686   1,577,349       397,185          131,545         71,749          29,330      (19,951)      609,858       2,187,207
                                -------------- -------------- ----------- -----------    ----------    -------------    -----------    ------------   -----------    ---------    ------------
   Earnings before income
taxes                              $1,492,567    $ (859,575)    $ 45,274    $678,266       $73,384        $ 132,107       $  (783)        $ 47,928       $ 4,674     $257,310        $935,576
                                ============== ============== =========== ===========    ==========    =============    ===========    ============   ===========    =========    ============

         (1) Consists primarily of fees earned for servicing mortgage loans, related ancillary fees and income on other retained interests, net of amortization and impairment/recovery of MSRs and net servicing hedge
         (2) Consists primarily of revenues from ancillary products and services, including title, escrow, appraisal, credit reporting and home inspection services, and insurance agency commissions.